Exhibit 4.03

STANDARD COMMERCIAL CORPORATION,

as ISSUER

and

STANDARD COMMERCIAL TOBACCO CO., INC.,

as GUARANTOR

AND

SUNTRUST BANK,

as TRUSTEE

8% SENIOR NOTES DUE 2012, SERIES B

SUPPLEMENTAL INDENTURE

Dated as of March 22, 2005

Supplementing the Indenture

dated April 2, 2004

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 22, 2005, between Standard Commercial Corporation, a North Carolina corporation (the “Company”), Standard Commercial Tobacco Co., Inc., a North Carolina corporation, as guarantor (the “Guarantor”), and SunTrust Bank, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of April 2, 2004 (the “Indenture”), providing for the issuance of 8% Senior Notes due 2012, Series B (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, subject to certain limitations therein set forth;

WHEREAS, the Company has commenced a tender offer to purchase any and all Notes outstanding under the Indenture (the “Tender Offer”) and a solicitation of consents (the “Consent Solicitation”) to amend the Indenture as set forth herein (the “Proposed Amendments”);

WHEREAS, the Company has received consents (“Consents”) to the Proposed Amendments from holders of a majority in principal amount of the outstanding Notes, which Consents shall become effective in accordance with the terms of the Tender Offer upon the Company’s acceptance for payment of the related Notes;

WHEREAS, the Company, the Guarantor and the Trustee desire to execute this Supplemental Indenture to be effective at such time as the Company accepts for payment Notes tendered in the Tender Offer representing a majority in principal amount of the outstanding Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, the Company, the Guarantor and the Trustee agree as follows:

1. Sections 4.04, 4.05, 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 5.01 of the Indenture are amended to be deleted in their entirety.

2. Clause (b) of Section 4.06 of the Indenture is amended to be deleted in its entirety.

3. Clauses (c), (d), (e), (f) and (i) of Section 6.01 of the Indenture are amended to be deleted in their entirety.

4. Clauses (b), (c) and (e) and the last paragraph of Section 8.01 of the Indenture are amended to be deleted in their entirety.

5. The Indenture is amended to delete all definitions or provisions from the Indenture where all references to such definitions or provisions in the Indenture are eliminated as a result of the other amendments set forth herein.

6. Except as modified herein, the Indenture is ratified and confirmed in all respects.

7. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Indenture.

8. This Supplemental Indenture shall become effective, without further action by the Company, the Guarantor or the Trustee, at such time as the Company accepts for payment Notes tendered in the Tender Offer representing the Consents of a majority in principal amount of the outstanding Notes. If after the execution of this Supplemental Indenture, the Tender Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Tender Offer are not made on the Payment Date, this Supplemental Indenture shall be revoked, shall not become effective and shall be treated as if it had never been executed and delivered.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

STANDARD COMMERCIAL CORPORATION

By:	/s/ Robert E. Harrison
Name:	Robert E. Harrison
Title:	President and Chief Executive Officer

STANDARD COMMERCIAL TOBACCO CO., INC.

By:	/s/ Randolph F. Harrison
Name:	Randolph F. Harrison
Title:	President

SUNTRUST BANK

By:	/s/ Nancy C. Harrison
Name:	Nancy C. Harrison
Title:	Vice President

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